BUSINESS ADVISORY BOARD
CONSULTING AGREEMENT

This Business Advisory Board Consulting Agreement (the “Agreement”) is made as of this 22nd day of June, 2009, between Shrink Nanotechnologies, Inc., a Delaware corporation (the "Company"), and Heiner Dreismann (the "Consultant") and shall be effective upon execution by the Company and the Consultant (the "Effective Date").  The Company and the Consultant are collectively referred to herein as the “Parties.”

The Consultant has a long history of experiences and successes in a business area which shall broadly be referred to as the diagnostics, life sciences and biotech fields, and these fields are of particular interest to the Company.  The Company wishes to retain the Consultant in a consulting capacity and as a member of one or more panels (a “Panel”) of the Company's Business Advisory Board (the “BAB”) and the Consultant desires to perform such consulting services. Accordingly, the Parties agree as follows:

1.           Services.  The Consultant will advise the Company's management, employees and agents, at reasonable times, in matters related to the relevant field of interest (“Field of Interest”), as requested by the Company and set forth in Exhibit A attached hereto.Consultant will provide consulting services, which shall amount to not less than two days per month, as reasonably requested by the Company and as the Consultant’s schedule permits.  Consultation may be sought by the Company over the telephone, in person, at the Company's offices or another reasonable location or through written correspondence, and will involve reviewing activities and developments in the Field of Interest.  Additionally, Consultant may be requested to attend, to the extent Consultant’s schedule permits, one or more in person meetings with other members of a Panel or the BAB, upon reasonable notice being given to the Consultant, in keeping with the terms of this Agreement.

1.1           Strategic Parties.  As a part of this Agreement, Consultant is to assist the Company in developing new relevant business relationships with strategic parties in the United States and around the world.  For the purposes Section 3.3 of this Agreement, any such party shall be referred to as a “Strategic Party” and such a Strategic Party shall retain such a definition under Section 3.3 of this Agreement until the earlier date of either (i) two years subsequent to the Term, or (ii) immediately following the date which Consultant is not serving as a member of the Company’s Board of Directors.

1.1.1           Consultant shall provide Company with reasonable notice (“SP Notice”) of a referral to a potential Strategic Party.  For five (5) business days following a SP Notice, Company shall have the right to disclose to Consultant any prior business contacts or relationships with a potential Strategic Party (a “Notice of Prior Contacts”).  In the event Company fails to provide a Notice of Prior Contacts, such a potential Strategic Party shall become a Strategic Party under Section 3.3 of this Agreement.

2.           Term and Termination.  The term of this Agreement will begin on the Effective Date of this Agreement and will end on the first year anniversary (based on a 360 day year containing four (4) ninety (90) day quarterly periods) of this Agreement or upon earlier termination as provided below (the "Term"); provided that the Term may be renewed, by mutual assent by the Parties, for successive one-year periods. This Agreement may be terminated at any time upon sixty (60) days written notice by either party.  The Consultant agrees, following the termination of this Agreement or upon earlier request by the Company, to promptly return all drawings, tracings, and all visual or written materials in the Consultant’s possession that were supplied by the Company in conjunction with the Consultant’s consulting services under this Agreement, or generated by the Consultant in the performance of consulting services under this Agreement.

3.           Compensation.  The right, title and interest in the Compensation discussed in this Section 3 shall be earned, vest and be due and payable, during the Term, in equal quarterly amounts, commencing on July 15, 2009, on the first day of the quarterly period immediately subsequent to a quarterly period in which this Agreement was effective.  The Consultant shall be compensated for services rendered as set follows:

3.1           Every quarter and at the option of the Consultant, either: (i) $20,000 (the “Quarterly Cash Fee”), or (ii) 20,000 common shares of Company stock (the “Quarterly Stock Fee”).

3.1.1           Quarterly Cash Fee.  At any time subsequent to the end of a quarterly period, at the time such a quarterly payment under Section 3.1 is due, Consultant shall only be entitled to receive a maximum amount of Quarterly Cash Fees derived by multiplying: (i) fifteen percent (15%) and (ii) the aggregate of: (A) the (net of fees) amount, exclusive of a pass through investment, of any new debt or equity investment into the Company by a non-affiliated third party (a “New Investment”) during the Term of this Agreement; and (B) all Strategic Party Cash (referred to in Section 3.3) received by the Company during the Term of this Agreement.  A non-affiliated third party shall mean a party who is not presently an obligee of the Company or a Company shareholder.  To be clear, for example, if during the Term, a New Investment was made which provided the Company with $1,000,000 (net of fees), unless the Company was provided a written election from consultant stating all fees due under this Agreement would be paid in Quarterly Stock Fees, exactly $120,000 (i.e. the total amount of all Quarterly Cash Fees under this Agreement) of this New Investment would be made available to, and reserved for, Consultant to pay Quarterly Cash Fees.  Additionally, if the above example New Investment was only $500,000, and there were no additional New Investments made during the Term, then a maximum of $75,000 would be available to be paid to Consultant under this Section 3.1.1 in Quarterly Cash Fees.

3.1.2           Deferral.  To the extent the Company has not completed a New Investment at the time Consultant may exercise a right related to the above Sections 3.1 and 3.1.1, Consultant may elect to defer such rights until the date any subsequent quarterly payment under Section 3.1 is due (a “Deferral”).  Once any compensation under this Section 3.1 is earned, the termination of this Agreement by either party or by mutual agreement, shall not affect the Company’s obligations to make such payments pursuant to Section 3.1.  However, by the 90th day subsequent to the end of the Term, Consultant shall have exercised all rights due under this Agreement related to Section 3.1.

3.2           Consultant understands that any restricted shares, and any securities issued in respect thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

3.3           Additional Success Fees.  The below success fees shall be paid within ninety days subsequent to the end of the Company’s fiscal year end (December 31) from cash received by the Company from either: (i) sublicensing agreements the Company enters into with Strategic Parties or (ii) revenues generated from the sale of goods or services to a Strategic Party.  Cash received by the Company related to this Section 3.3 shall be referred to as “Strategic Party Cash.”  Consultant shall be paid the greater dollar value in Success Fees as follows:

3.3.1           Net of all royalties and dividends payments, five percent (5%) of sublicensing Strategic Party Cash received by the Company from a Strategic Party; or

3.3.2           Net of costs of goods or services and a pro-rata allocation of sales, general and administrative costs, three percent (3%) of the revenues received by the Company from the sale of goods and services to or through a Strategic Party.

3.3.3           Under this Section 3.3, 3.3.1 and 3.3.2, the Company shall receive a credit of an amount equal to the amount of Quarterly Cash Fees paid to Consultant at the time a payment under Section 3.3, 3.3.1 and 3.3.2 is due, and in any event, such an amount shall not exceed $80,000.

3.4.           The maximum amount of payments which may become due to Consultant under Sections 3.3, 3.3.1, 3.3.2 and 3.3.3 is five million dollars ($5,000,000).

3.5           The Company shall reimburse the Consultant for all pre-approved and reasonable expenses incurred in the performance of this Agreement.

4.           Certain Other Contracts.  Company is aware that Consultant is involved in several professional engagements with various commercial entities.  The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.  The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of the any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.  The Consultant has disclosed and, during the Term, will disclose to the President of the Company any conflicts between this Agreement and any other relevant agreements binding the Consultant.

5.           Direction of Projects and Inventions to the Company. Subject to the Consultant's obligations under any confidentiality or other written obligations to third parties (including academic institutions which Consultant is employed by), during the Term of this Agreement, the Consultant will use his best efforts to disclose to the President of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest (collectively "New Discoveries"), whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

6.           Inventions Discovered by the Consultant While Performing Services Hereunder. The Consultant will promptly and fully disclose to the President of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 6 will survive the termination of this Agreement.

7.           Confidentiality.

7.1           The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.  The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.  The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.  The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.  The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.  Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of two years after the termination of this Agreement.

7.2           If the Consultant has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting of the BAB, he shall excuse himself from the discussion of such matter and at the time of the execution of this Agreement, Consultant shall disclose and describe all potential conflicts of interest that may arise from the execution of this Agreement with respect to prior engagements Consultant is a party to.

7.3           The attached Exhibit C Non-Disclosure Agreement shall be incorporated herein as if it were a term of the same Agreement.

8.           Freedom to Publish.

8.1           Notwithstanding the confidentiality provisions, or any other provision, of this Agreement, the Consultant may publish and make oral presentations of the results of the Consultant's work performed pursuant to this Agreement under the terms set forth in this Section 8.

8.2           The Consultant acknowledges that publication or oral disclosure of any Invention or other work prior to filing for patent or copyright protection could result in the complete loss of any commercial value of the Consultant's research to the Company, and/or the Consultant, as the case may be. The Consultant will provide the Company with sufficient disclosure regarding Inventions owned by the Company under Section 6 at least 90 days prior to publication to allow the Company to evaluate such disclosure; Consultant will work with the Company to file patent or copyright applications prior to disclosure or publication, or to modify such publication if such disclosure regarding Inventions owned by the Company under Section 6 would materially affect the business of the Company.

9.           Use of Name. It is understood that the name of the Consultant will appear in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of the Company's business. The above-described uses will be deemed to be acceptable uses.

10.           No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11.           Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

In the case of the Company:	In the case of the Consultant:

Shrink Nanotechnologies, Inc.	Attention: Heiner Dreismann
2038 Corte del Nogal, Suite 110	4253 Golden Oak Court
Carlsbad, California 92011	Danville, California 94506

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12.           Independent Contractor: Withholding. The Consultant will at all time be an independent contractor, and as such will not have authority to bind the Company. The Parties acknowledge that this Agreement is not a contract within the meaning of Section 2750 of the California Labor Code, and the Consultant is not an employee of the Company for any purpose under the California Labor Code.  Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13.           Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14.           Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15.           Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 7 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

16.           Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shrink Nanotechnologies, Inc.                                                                                                 Consultant

____________________________                                                                                     _____________________________
By: Mark L. Baum                                                                                                                       By: Heiner Dreismann
Its: CEO                                                                                                                                        an individual

EXHIBIT A

Fields of Interest

The Consultant has reviewed information provided by the Company and other information which may be publicly available on the world-wide-web, and is familiar with the specific research efforts and business projects that the Company is engaged in and is actively pursuing.  Additionally, Consultant has previously met with representatives of the Company on an informal basis and has some basic understanding of the technology the Company has access to and the projects that the Company is pursuing.

The Company wishes to pursue the development of strategic relationships in order to make its technologies commercially relevant and available in the US domestic and international marketplaces.  More specifically, the Company is interested in developing strategic relationships in the solar, biotech and biomedical businesses.

Description of Services

Assist management of the Company by:

1.           Evaluate merger and acquisition opportunities in the diagnostics field;
2.           Assist in shaping the general business direction of the Company;
3.           Participate in meetings with potential investors;
4.           Recruiting of Business Advisory Board Members, prospective Boardmembers to the Company Board ofDirectors and Consultants to the Company;
5.           Recruiting full-time management and personnel to the Company;
6.           Reviewing the feasibility of the business goals of the Company and developing strategies for achievingthem;
7.           Identifying and developing relationships with potential strategic partners;
8.           Identifying, reviewing and advising the Company, in a form (oral, writing or other) that is generallyacceptable by scientists advising businesspersons in order to be reasonably commercially useful, as to themost recent scientific advances in the Field of Interest, as well as other scientific developments and intellectual property in the Field of Interest; and
9.           Providing advice, support, theories, techniques and improvements in the Company's commercial productdevelopment activities.

CV

See Exhibit B

Prior Engagements and Potential Conflicts of Interest*

* Only include engagements which are either (i) within the past 3 years, and (ii) relevant engagements prior to the past three years which may affect the Consultant’s performance under this Agreement

Name of Company                                                                                                           Area of Consultation

Exhibit B
Curriculum Vitae of Heiner Dreismann

Heiner Dreismann, Ph.D.
4253 Golden Oak Ct
Danville, CA 94506
phone: 925-858-8088
e-mail: heiner.dreismann@sbcglobal.net

Senior Management Executive
International executive with more than 24 years experience in biotech and healthcare companies. Versatile and entrepreneurial with a proven track record in general management with P&L responsibility as well as management of corporate functions such as research and development, manufacturing, marketing, business development, licensing, mergers and acquisitions and several board memberships of public and private companies.

PROFESSIONAL EXPERIENCE:

President and CEO                                                                                                                                                           2006 - present
Vectrant Technologies, Inc.

Board Positions                                                                                                                                                                 2006 - present
Serving on boards of Nanogen, GeneNews, Vectrant Technologies,
Sirius Genomics, Smart Holograms (Chairman),
OxFord BioDynamics, Magellan Diagnostics, Singulex, MedBioGene,
BioHelix, Celula,Inc.

President and CEO                                                                                                                                                             2000 - 2006
Roche Molecular Systems, Inc.

•	Grew the RMS molecular IVD business from $640 million to $1.2 billion annually by creating an industry leading product portfolio and spearheading global marketing and sales efforts.
•	Attracted corporate investments in excess of $1 billion and lead a staff of 1600.
•	Expanded the PCR business into four new areas (Women’s Health, Microbiology, Oncology and Genomics).
•	Doubled the overall value of Roche Molecular Diagnostics during a six year period.

Head of Global Business Development                                                                                                                                2000
Roche Diagnostics

•	Responsible for Global Business Development for the $7 Billion IVD business of Roche Diagnostics, including global strategy, mergers and acquisitions, and licensing/patents.
•	Led the strategic vision process and established a new strategic architecture for Roche Diagnostics.

Head of Integration Office                                                                                                                                                   1997 - 1999
Roche Diagnostics

•	Managed the merger of Roche Diagnostics’ IVD businesses and Boehringer Mannheim.
•	Masterminded the organizational structure and business strategy of the newly formed Roche Diagnostics and coordinated the implementation of all integration plans.
•	The Roche-Boehringer union is considered to be the most successful industry merger in recent years.

Head of Business Unit PCR Europe                                                                                                                                          1991 - 1997
Roche Diagnostics

•	Managed the introduction of PCR IVD technology for Roche in Europe.
•	Responsible for the global product portfolio planning and business strategy for Roche Molecular Systems.

Head of Business Unit Microbiology                                                                                                                            1990 - 1991
Roche Diagnostics

•	Supervised a global microbiology business with $60 million in annual revenues, including research, development, manufacturing and marketing.
•	Proposed the divestiture of the microbiology business and located buyer (Becton Dickinson).
•	Managed the entire transaction and executed Roche’s complete integration plan.

Vice President R&D Infectious Diseases                                                                                                                   1987 - 1990
Roche Diagnostics
.
•	Head of global R&D for infectious disease products for Roche Diagnostics; included responsibility for development of IVD instrumentation for infectious diseases.

Vice President of Manufacturing                                                                                                                                 1985 - 1987
Roche Diagnostics

•	Supervised manufacturing operations for microbiological diagnostics.

Director of R&D Microbiology                                                                                                                                   1983 - 1985
Roehm GmbH
Roehm was a leading biotechnology company engaged in manufacturing industrial enzymes.

•	Responsible for genetic engineering and enzyme yield improvement for bacterial and fungal manufacturing strains.

Post-Doctoral Fellowship                                                                                                                                                       1983
French Center for Nuclear Research in Saclay (near Paris)

•	Genetic research with gram-negative bacteria.

EDUCATION/ AWARDS:

➢	Diploma in Biology (Masters Degree), Westfaelische Wilhelms University, Muenster
➢	Ph.D. Degree in Microbiology/Molecular Biology, Westfaelische Wilhelms University, Muenster (summa cum laude)
➢	Published several scientific articles, membership in professional associations (EDMA, American Society for Microbiology, New York Academy of Sciences)
➢	University of Muenster award for outstanding Ph.D. thesis